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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
T-NETIX, Inc.

We consent to the incorporation by reference in T-NETIX, Inc.'s registration statement on Form S-8 related to T-Netix Inc.'s 2001 Stock Option Plan, of our report dated April 16, 2001, on the consolidated balance sheets of T-NETIX, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K/A of T-NETIX, Inc.


/s/ KPMG LLP

Denver, Colorado
August 27, 2001